CONSULTING AGREEMENT



Date:             May 14, 1999

Consultant:       Indus, Inc. dba Industar Digital PCS
                  633 East Mason Street
                  Milwaukee, WI  53202

Company:          i Link Telecom (BC) Inc.
                  600 Burrard Street
                  Vancouver, BC


Company and Consultant Agree:
Term of Consulting Service:  From 5/15/99 to 6/30/99


1.  Scope of Work
Consultant will perform the consulting services for Company or one of its affiliated corporations (together, the "Company") described in Schedule 1 (the "Services").

2.  Compensation
Company will pay Consultant a fifty thousand dollar ($50,000) consulting fee as follows:
$15,000  on or before May 28
$10,000  on or before June 15
$10,000  on or before June 30
$15,000  on or before July 15

The total fee (excluding the direct payment by Company of all travel expenses requested by Consultant under this agreement) may not exceed fifty thousand dollars ($50,000) without the prior written approval of Company.

3.  Manner of Performance
Consultant has the requisite expertise, ability, and legal right to render the Services and will perform the Services in an efficient manner. Consultant will abide by all laws, rules, and regulations that apply to the performance of the Services, including applicable requirements regarding equal employment opportunity and the provisions of Executive Order 11246 and related rules. Each of Consultant's employees performing Services will have the expertise to perform assigned Services in an efficient manner.

The Consultant shall provide the Company with any materials prepared in conjunction with this Agreement that are intended to be externally distributed prior to such distribution and the Consultant further agrees that the distribution of all such materials shall be subject to prior approval by the Company.

4. Confidentiality In the course of this agreement, it is anticipated that Consultant will learn information that Company regards as confidential or proprietary. Consultant will keep confidential this information which Consultant may acquire with respect to Company's business, including, but not limited to, information developed by Consultant and information relating to new products, customers, pricing, know-how, processes, and practices, unless and until Company consents to disclosure, or unless such knowledge and information otherwise becomes generally available to the public through no fault of Consultant. Consultant will not disclose to others, without Company's consent, the fact that it is acting on behalf of Company. This undertaking to keep information confidential will survive the termination of this agreement for a period of one
(1) year. At the termination of this agreement, Consultant will return to Company all drawings, specifications, manuals, and other printed or reproduced material (including information stored on machine-readable media) provided by Company to Consultant and all copies of such information made by Consultant or its employees.

5.  Conflicts of Interest
Consultant represents that it has advised Company of any relationship with third parties which would prevent Consultant from carrying out the terms of this agreement.

6.  Independent Contractor
Consultant is an independent contractor, not an employee or agent of Company. Nothing in this Consulting Agreement shall render Consultant, or any of its agents or employees, an employee or agent of Company, nor authorize or empower Consultant or its agents or employees to speak for, represent, or obligate Company in any way. Company recognizes that Consultant retains all the rights and privileges of an employer, including, but not limited to, the right to hire, direct, discipline, compensate and terminate its employees assigned to the Company account. Consultant assumes any and all liabilities regarding ss. 1706 of the Tax Reform Act of 1986 and ss. 414(n) of the Internal Revenue Code of 1986.

7.  Ownership of Developments
All written materials and other works which may be subject to copyright and all patentable and unpatentable inventions, discoveries, and ideas (including, but not limited to, any computer software) which are made, conceived, or written by Consultant during the term of this agreement, and for ninety (90) days after it expires, and which are based upon the Services performed by Consultant for Company (Developments) shall remain Consultant's property.

8.  Disclosures to Company
If during the term of this agreement Consultant discloses any copyrightable works, inventions, discoveries or ideas to Company which were conceived or written prior to this agreement or which are not based upon the Services performed by Consultant for Company under this agreement, Company will have no liability to Consultant because of its use of such works, inventions, discoveries, or ideas, except liability for infringement of any valid copyright or patent now or hereafter issued thereon.

9.  Term
The term of this agreement is as specified on the first page of this agreement, but in no event will the term of this agreement extend beyond sixty (60) days from the date of this agreement.

10.  Termination
Company may terminate this Consulting Agreement effective the day of notice by giving Consultant written notice of termination if Consultant:

     1) Fails to provide the standard of performance of Services that substantially meets Company's reasonable expectations; or

     2)   Fails  at any time to  provide  the  contracted  Services  defined  in
          Schedule 1.

11.  General
No assignment by Consultant of this agreement or any sums due under it will be binding on Company without Company's prior written consent. This agreement may not be changed or terminated orally by or on behalf of either party. In the event either party breaches this agreement, the other party will have the right to terminate the agreement. In the event of the actual or threatened breach of any of the terms of paragraph 4, Company will have the right to specific performance and injunctive relief. The rights granted by this paragraph are in addition to all other remedies and rights available at law or in equity. This agreement shall be construed according to the laws of Wisconsin for contracts made within that state.

Agreed By:

i Link Telecom, Inc.                        Indus, Inc. dba Industar Digital PCS



By:                                           By:
    ----------------------                        -----------------------
    Amar Bahadoorsingh                            Michael Flanigan



By:
    ----------------------
    Peter M. Schriber

                                   SCHEDULE 1





Assist in the following tasks:

o    Provide leadership in the development of the business strategy

o Based on the strategic focus, and in cooperation with other principals, write the business plan for the organization which addresses the following topics--

     |X| Staffing, compensation and responsibilities for the following business functions:

          -        Executive team

          -        Human Resources

          -        Regulatory and legal

          -        Engineering

          -        Sales and marketing

          -        System operations

          -        Data processing

          -        Finance and accounting

          -        Customer Service

          -        Strategic planning

          -        Distribution

     |X|  Develop subscriber forecast

     |X|  Develop Revenue and Expense Projections

     |X| Assist in negotiation of interconnection and cell site backhaul agreements